      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 4, 2001
                                                          REGISTRATION NO.______

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              --------------------

                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              ---------------------

                        GUINNESS TELLI*PHONE CORPORATION
             (Exact name of registrant as specified in its charter)

                              ---------------------


             NEVADA                                    68-0310550
 (State or other jurisdiction of          (I.R.S. Employer Identification No.)
 incorporation or organization)

                              ---------------------

                              655 Redwood Hwy, #111
                              Mill Valley, CA 94941
                                 (415) 389-9442
    (Address of Registrant's principal executive offices, including zip code)

                     GUINNESS TELLI*PHONE STOCK OPTION PLAN
                            (Full title of the Plan)

                              Lawrence A. Guinness
                              655 Redwood Hwy, #111
                              Mill Valley, CA 94941
                                 (415) 389-9442
            (Name, address and telephone number of agent for service)

                                   COPIES TO:
                           Patti L. W. McGlasson, Esq.
                          SENN, PALUMBO, MEULEMANS, LLP
                       18301 Von Karman Avenue, Suite 850
                                Irvine, CA 92612
                            Telephone: (949) 442-0300
                            Facsimile: (949) 251-1331

                              --------------------

                Approximate Date of Proposed Sale to the Public:
   As soon as practicable after this Registration Statement becomes effective.

                              --------------------

                         CALCULATION OF REGISTRATION FEE

===================================================================================================================
        Title of Securities            Amount to be      Proposed Maximum    Proposed Maximum       Amount of
         to be Registered               Registered      Offering Price per  Aggregate Offering   Registration Fee
                                                               Share               Price
-------------------------------------------------------------------------------------------------------------------
  Common Stock, $0.001 Par Value(1)     10,000,000             $.02              $200,000             $52.00
===================================================================================================================

------------
(1) Consists of 10,000,000 shares of common stock issuable as direct shares or shares underlying options granted to and to be granted, under the Guinness Telli*Phone stock option plan.
(2) The registration fee is based upon the closing bid price of the shares of common stock of the Company as of April 2, 2001, 2001 calculated pursuant to Rule 457(c).

CROSS REFERENCE SHEET REQUIRED BY ITEM 501(b) OF REGULATION S-K

         Form S-8 Item Number
             and Caption                             Caption in Prospectus
         --------------------                        ---------------------

1.       Forepart of Registration Statement          Facing Page of Registration
         and Outside Front Cover Page of             Statement and Cover Page of
         Prospectus                                  Prospectus

2.       Inside Front and Outside Back               Inside Cover Page of Prospectus
         Cover Pages of Prospectus                   and Outside Cover Page of Prospectus

3.       Summary Information, Risk Factors           Not Applicable
         and Ratio of Earnings to Fixed Charges

4.       Use of Proceeds                             Not Applicable

5.       Determination of Offering Price             Not Applicable

6.       Dilution                                    Not Applicable

7.       Selling Security Holder                     Sales by Selling Security Holder

8.       Plan of Distribution                        Cover Page of Prospectus and Sales
                                                     by Selling Security Holder

9.       Description of Securities to be             Description of Securities;
         Registered

10.      Interests of Named Experts and              Legal Matters
         Counsel

11.      Material Changes                            Not Applicable

12.      Incorporation of Certain Information        Incorporation of Certain
         by Reference                                Documents by Reference

13.      Disclosure of Commission Position           Indemnification of Directors
         on Indemnification for Securities           and Officers; Undertakings
         Act Liabilities



                              DATED: APRIL 4, 2001

                                     PART I

INFORMATION REQUIRED IN THE PROSPECTUS

         The document(s) containing the information concerning the Guinness Telli*Phone Corporation Stock Option Plan, effective as of September 30, 1998 (the "Plan"), required by Item 1 of Form S-8 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the statement of availability of registrant information, employee benefit plan annual reports and other information required by Item 2 of Form S-8 will sent or given to participants as specified by Rule 428. In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the "Commission") either as part of this registration statement on Form S-8 (the "Registration Statement") or as prospectuses or prospectus supplements pursuant to Rule 424. Guinness Telli*Phone Corporation, a Nevada corporation (the "Company"), shall maintain a file of such documents in accordance with the provisions of rule 428. Upon request, the Company shall furnish to the Commission or its staff a copy or copies of all of the documents included in such file.


                                     PART II

Item 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

         The content of the Company's Annual Report on Form 10-K for the year ended December 31, 1999, and Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2000 are incorporated by reference into this Registration Statement. All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the termination of the offering shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. The Company will provide without charge to each person to whom a copy of this Registration Statement is delivered, on the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference into this Registration Statement, other than certain exhibits to such documents. Requests for such copies shall be directed to Shareholder Relations, Guinness Telli*Phone Corporation, 655 Redwood Hwy. #273, Mill Valley, California 94941, telephone (415) 389-9442.


Item 4. DESCRIPTION OF SECURITIES.

         The class of securities to be offered is registered under Section 12(g) of the Securities Exchange Act of 1934, as amended. A description of the Registrant's securities is set forth in the Prospectus incorporated as a part of this Registration Statement.

Item 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

         None.

Item 6.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

         The Articles of Incorporation, in accordance with the Corporation Laws of the State of Nevada provides: "In accordance with Section 78.037 of the Nevada Business Corporation Code, the directors and officers of this corporation shall not be personally liable to the corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, so long as the acts or omissions did not involve intentional misconduct, fraud or a knowing violation of law or as a result of the payment of dividends in violation of NRS 78.300."

Item 7.  EXEMPTION FROM REGISTRATION CLAIMED

         Not applicable.

Item 8.  EXHIBITS

         4.1 The Company's Articles of Incorporation, as amended, define the rights of holders of the equity securities being registered, which are included as exhibits to the Company's Form 10, filed with the SEC on March 8, 1996, File No. 0-25632
                  (1)

         4.2 The Company's Bylaws define the rights of holders of the equity securities being registered, which are included as exhibits to the Company's Form 10, filed with the SEC on March 8, 1996, File No. 0-25632 (1)

         5.1 Opinion of Senn, Palumbo, Meulemans, LLP consent included, relating to the issuance of the shares of securities pursuant to the Consulting Agreement

         10.1     Guinness Telli*Phone Corporation Stock Option Plan (September
                  1998) (2)

         23.1     Consent of Senn, Palumbo, Meulemans, LLP (included in Exhibit
                  5)

         23.2     Consent of Rooney, Ida Nolt, and Aken, Certified Public
                  Accountant

(1) Incorporated by reference as an Exhibit to the Company's Form 10 filed with the SEC on March 8, 1996, File No. 0-25632.

(2) Incorporated by reference as Exhibit 10.1 to the Company's S-8 filed with the SEC on September 30, 1998.

Item 9.  UNDERTAKINGS

         (a)      The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) To include any prospectus required by section
10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events
arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                           (iii) To include any material information with
respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, including (but not limited to) any addition or election of a managing underwriter.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered, which remain, unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel that matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Carlsbad, State of California, on April 4, 2001.


                              GUINNESS TELLI*PHONE CORPORATION



                              By:   /s/ LAWRENCE A. GUINNESS
                                 -----------------------------------------------
                              Lawrence A. Guinness, President, Chief Executive Officer, Chief Financial Officer, and Director



                              By:   /S/ DIXIE K. TANNER
                                 -----------------------------------------------
                              Dixie K. Tanner, Vice President, Secretary,
                              Treasurer and Director